Exhibit 2.4
PLAN OF MERGER
     THIS PLAN OF MERGER (this “Plan”), dated as of October 9, 2009 (the “Execution Date”), is entered into by and among CASTILLO, INC., a Delaware corporation (“Parent”) and TECHNISCAN, INC., a Utah corporation and wholly-owned subsidiary of Parent (“Subsidiary”).
     WHEREAS, the Board of Directors of Parent, and the sole stockholder of Subsidiary, have determined that it is advisable and in the best interests of Parent and Subsidiary that Subsidiary merge with and into Parent upon the terms and subject to the conditions herein provided, and have approved this Plan.
     WHEREAS, the Board of Directors of Subsidiary has determined that it is advisable and in the best interests of Subsidiary that it merge with and into Parent upon the terms and subject to the conditions herein provided, and have approved this Plan.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 Merger. Upon the terms and subject to the conditions set forth in this Plan, at the Effective Time (as defined below), Subsidiary shall be merged with and into Parent (the “Merger”), the separate existence of Subsidiary shall cease and Parent shall be the corporation surviving the Merger (hereinafter referred to as the “Surviving Corporation”), which shall continue to exist under, and be governed by, the laws of the State of Delaware. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”), the Utah Revised Business Corporation Act (the “Utah Act”) and this Plan.
     1.2 Effective Time. The Merger shall become effective on the date and time specified in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and Articles of Merger to be filed with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah (the “Articles of Merger”), which shall be the later of (i) the date of filing of the Certificate of Merger and Articles of Merger, or (ii) the date and time determined by the Presidents of Parent and Subsidiary (the “Effective Time”).
     1.3 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Plan and the applicable provisions of the DGCL and the Utah Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Parent and Subsidiary shall vest in the Surviving Corporation.
     1.4 Name Change; Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) Name Change. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the name of the Surviving Corporation shall be “TechniScan, Inc.”
          (b) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, except for and subject to the name change as set forth in Section 1.4 (a) above, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

          (c) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Certificate of Incorporation of the Surviving Corporation.
     1.5 Directors and Officers of the Surviving Corporation. As of the Effective Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation. These directors and officers shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and the DGCL.
ARTICLE II
MANNER OF CONVERTING SECURITIES
     At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, or any of the stockholders of any of the foregoing, each share of common stock, par value $.001 per share, of Subsidiary issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
ARTICLE III
MISCELLANEOUS
     3.1 Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed copy of an original signature shall be deemed to have the same effect as an original signature.
     3.2 Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without reference to its choice of law rules.
     3.3 Termination. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board of Parent determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Parent and its stockholders. In the event of the termination and abandonment of this Plan, this Plan shall become null and void and have no effect, without any liability on the part of either Parent or Subsidiary, or any of their respective shareholders, directors or officers.
     IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

CASTILLO, INC., a Delaware corporation
By:	/s/ David Robinson
David Robinson
President & CEO

TECHNISCAN, INC., a Utah corporation
By:	/s/ David Robinson
David Robinson
President & CEO

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